Exhibit 99.3

Non-GAAP Financial Measures

Adjusted Net Income is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles) which excludes the effects of certain non-cash mark-to-market derivative financial instruments. Adjusted income from continuing operations further excludes impairment losses, certain prior period losses associated with a reduction in force, and income associated with divestitures. Energen believes that excluding the impact of these items is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other oil and gas producing companies.

	Three Months Ended 6/30/17
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (Loss) All Operations (GAAP)	29.5	0.30
Non-cash mark-to-market gains (net of $13.2 tax)	(24.1)	(0.25)
Asset impairment, other (net of tax)	nm	nm

Adjusted Income from Continuing Operations (Non-GAAP)	5.4	0.06

	Three Months Ended 6/30/16
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (Loss) All Operations (GAAP)	36.8	0.38
Non-cash mark-to-market losses (net of $21.5 tax)	39.1	0.40
Reduction in force expenses (net of $0.3 tax)	0.6	0.01
Income associated with 2016 property sales (net of $58.2 tax)	(103.5)	(1.06)

Adjusted Income from Continuing Operations (Non-GAAP)	(27.1)	(0.28)

Note: Amounts may not sum due to rounding

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX) is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Adjusted EBITDAX from continuing operations further excludes impairment losses, certain non-cash mark-to-market derivative financial instruments, prior period losses associated with a reduction in force, and income associated with divestitures. Energen believes these measures allow analysts and investors to understand the financial performance of the company from core business operations, without including the effects of capital structure, tax rates and depreciation. Further, this measure is useful in comparing the company and other oil and gas producing companies.

Reconciliation To GAAP Information	Three Months Ended 6/30
($ in millions)	2017	2016
Energen Net Income (Loss) (GAAP)	29.5	36.8
Income associated with 2016 property sales, net of tax	0.0	(103.5)

Net Income (Loss) Excluding 2016 Property Sales (Non-GAAP)	29.5	(66.8)

Interest expense	9.1	9.0
Income tax expense (benefit) *	16.1	(35.1)
Depreciation, depletion and amortization *	121.5	110.6
Accretion expense *	1.4	1.5
Exploration expense *	2.0	1.5
Adjustment for asset impairment	nm	0.0
Adjustment for mark-to-market (gains)/ losses	(37.3)	60.6
Adjustment for reduction in force expenses	0.0	0.9

Energen Adjusted EBITDAX from Continuing Operations (Non-GAAP)	142.4	82.3

Note: Amounts may not sum due to rounding

*	Amount adjusted to exclude property sales in prior period. See reconciliation to GAAP Information for the Three Months Ended 6/30/16.

Non-GAAP Financial Measures

The consolidated statement of income excluding certain divestments is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Energen believes excluding information associated with 2016 property sales provides analysts and investors useful information to understand the financial performance of the company from ongoing business operations. Further, this information is useful in comparing the company and other oil and gas producing companies operating primarily in the Permian Basin.

Energen Net Income (Loss) Excluding 2016 Property Sales

Reconciliation to GAAP Information

	Three Months Ended June 30, 2016
(in thousands except per share and production data)	GAAP	2016 Property Sales	Non-GAAP
Revenues
Oil, natural gas liquids and natural gas sales	$171,637	$14,426	$157,211
Gain (loss) on derivative instruments	(65,872)	$—	(65,872)

Total Revenues	105,765	14,426	91,339

Operating Costs and Expenses
Oil, natural gas liquids and natural gas production	42,840	5,660	37,180
Production and ad valorem taxes	11,265	1,236	10,029
O&G Depreciation, depletion and amortization	115,768	6,368	109,400
FF&E Depreciation, depletion and amortization	1,267	71	1,196
Asset impairment	—	—	—
Exploration	1,520	32	1,488
General and administrative †	23,548	10	23,538
Accretion of discount on asset retirement obligations	1,779	248	1,531
(Gain) loss on sale of assets and other	(161,097)	(160,944)	(153)

Total costs and expenses	36,890	(147,319)	184,209

Operating Income (Loss)	68,875	161,745	(92,870)

Other Income/(Expense)
Interest expense	(9,038)	—	(9,038)
Other income	63	(1)	64

Total other expense	(8,975)	(1)	(8,974)

Income (Loss) Before Income Taxes	59,900	161,744	(101,844)
Income tax expense (benefit)	23,141	58,204	(35,063)

Net Income (Loss)	$36,759	$103,540	$(66,781)

Diluted Earnings Per Average Common Share	$0.38	$1.06	$(0.69)

Basic earning Per Average Common Share	$0.38	$1.06	$(0.69)

Oil	3,558	238	3,320
NGL	1,067	212	855
Natural Gas	1,216	292	924

Total Production (mboe)	5,841	742	5,099

Total Production (boepd)	64,187	8,154	56,033

Note: Amounts may not sum due to rounding

† General and administrative includes $866 of expense related to the reductions in force